Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS FOURTH QUARTER

AND FULL YEAR 2016 RESULTS

LONDON, February 9, 2017 – Noble Corporation plc (NYSE: NE) today announced results for the fourth quarter and full year 2016. Quarterly results demonstrated strong execution across the Company’s global fleet and further success with managing costs. The Company also recognized a non-cash charge in the quarter relating to impairments for a portion of its floating fleet.

For the fourth quarter of 2016, the Company reported a net loss attributable to Noble Corporation plc of $1.3 billion, or $5.36 per diluted share, on revenues of $410 million. The fourth quarter results included the following after-tax items:

•	A charge totaling $1.3 billion, or $5.34 per diluted share, relating to the impairment of five rigs and certain other capital spares.

•	Gains totaling $32 million, or $0.13 per diluted share, relating to the extinguishment of debt, a contract termination lump sum settlement and a discrete tax item.

Excluding the impact of the after-tax items, the net loss attributable to Noble Corporation plc for the fourth quarter of 2016, would have been $37 million, or $0.15 per diluted share, on revenues of $394 million. The results compared to a net loss attributable to the Company for the third quarter of 2016 of $55 million, or $0.23 per diluted share, on revenues of $385 million.

For the fourth quarter of 2015, Noble Corporation plc reported a net loss attributable to the Company of $152 million, or $0.63 per diluted share, on revenues of $858 million. Results in the fourth quarter of 2015 included the following after-tax items:

•	A charge of $418 million, or $1.73 per diluted share, relating to the impairment of two rigs and certain corporate assets.

•	A net gain of $140 million, or $0.58 per diluted share, following the cancellation of the remaining portion of a customer’s contract commitment.

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Excluding the impact of these items, fourth quarter 2015 net income attributable to the Company would have been $126 million, or $0.52 per diluted share, on revenues of $713 million.

For the twelve months ended December 31, 2016, Noble Corporation plc reported a net loss attributable to the Company of $930 million, or $3.82 per diluted share, on revenues of $2.3 billion. Results for the year included the following after-tax items:

•	Impairment charges taken in the second and fourth quarters totaling $1.3 billion, or $5.40 per diluted share.

•	Gains totaling $32 million, or $0.13 per diluted share relating to the extinguishment of debt and discrete tax items.

•	Net income of $352 million, or $1.45 per diluted share relating to contract cancellation settlements with two customers.

•	Net income of $13 million, or $0.05 per diluted share, relating to the valuation of a derivative instrument pertaining to one of the contract cancellation settlements with a customer.

Excluding the after-tax items, net loss attributable to Noble Corporation plc for the twelve months ended December 31, 2016, would have been $12 million, or $0.05 per diluted share, on revenues of $1.9 billion.

For the twelve months ended December 31, 2015, net income attributable to the Company was $511 million, or $2.06 per diluted share, on revenues of $3.4 billion. Results for the year included the following after-tax items:

•	The previously noted impairment charge totaling $418 million, or $1.69 per diluted share.

•	The previously noted net gain of $140 million, or $0.56 per diluted share, following the cancellation of the remaining portion of a customer’s contract commitment.

•	A net gain of $149 million, or $0.60 per diluted share, resulting from an arbitration award.

Excluding the after-tax items, net income attributable to the Company for the twelve months ended December 31, 2015 would have been $640 million, or $2.59 per diluted share, on revenues of $3.1 billion.

A Non-GAAP supporting schedule is available following the financial information attached to this press release and at www.noblecorp.com providing a reconciliation for total revenues, net income (loss) attributable to Noble Corporation, income tax and diluted earnings per share for the fourth quarters and full years of 2016 and 2015.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “2016 represents another outstanding year of operating efficiency through a very challenging period of this cycle. Fleet downtime in the fourth quarter at 4.8 percent was once again below our guided level, and we ended the year with an impressive downtime measure of 4.3 percent. Cost management initiatives implemented throughout the year, along with a reduction in fleet operating days, drove fourth quarter operating costs down by 15 percent compared to the previous quarter, with costs down almost 30 percent year-over-year. Improved performance in our jackup rig fleet was another noteworthy accomplishment in the quarter, including the commencement of operations on the Noble Lloyd Noble. Continued focus and improvement on these important measures of our operational capabilities and the ingenuity of our project engineering teams remain critical aspects of long-term success in our highly cyclical industry.”

Contract drilling services revenue in the fourth quarter of 2016 totaled $401 million, or $385 million adjusted for a $16 million contract termination lump sum settlement for the jackup rig Noble Tom Prosser. The adjusted revenues in the fourth quarter compare to $373 million in the third quarter of 2016, with the slight improvement related primarily to a seven percent increase in fleet operating days, seen primarily in the Company’s jackup rig sector. Utilization of the Company’s fleet improved to 62 percent in the fourth quarter compared to 59 percent in the previous quarter, while average daily revenues were largely unchanged from the third quarter at $238,700. Contract drilling services costs in the fourth quarter continued the downward trend seen throughout 2016, declining 15 percent to $177 million compared to $207 million in the previous quarter. The decline resulted from lower costs associated with stacked rigs, administrative and field support, repair and maintenance and rig retirements. These factors were partially offset by higher costs pertaining to commencement of operations on two rigs. Contract drilling margin for the fourth quarter of 2016, excluding the contract termination lump sum settlement, improved to 54 percent compared to 45 percent in the previous quarter, aided substantially by improvement in the jackup rig fleet, including the commencement of operations on the Noble Lloyd Noble.

Net cash from operating activities totaled $166 million in the fourth quarter of 2016 and $1.1 billion for the full year 2016. Capital expenditures in the fourth quarter were $68 million, resulting in capital expenditures for the full year 2016 of $660 million, including capitalized interest and $435 million associated with the delivery of the Noble Lloyd Noble. With the conclusion of the Company’s current newbuild program in 2016, total capital expenditures in 2017 are expected to decline to approximately $115 million based on current offshore market fundamentals.

During the fourth quarter, Noble Corporation issued $1.0 billion aggregate principal amount of 7.75% senior unsecured notes due in 2024. Net proceeds from the transaction totaled approximately $970 million, of which $762 million was used to pay the purchase price and accrued interest in a concurrent tender offer for senior notes due in 2020, 2021 and 2022. At December 31, 2016, the Company reported cash and equivalents of $726 million, while a revolver with capacity of $2.445 billion remained undrawn, resulting in total liquidity of an estimated $3.2 billion.

Operating Highlights

Utilization of the Company’s floating fleet for the fourth quarter of 2016 improved to 43 percent compared to 41 percent during the previous quarter. The modest improvement was driven by an increase in operating days for the drillships Noble Bully I and Noble Globetrotter I, which completed a repair and maintenance project and regulatory procedures, respectively, during the third quarter. Average daily revenues in the fourth quarter were $429,400 compared to $441,600 in the third quarter, with the decline largely due to lower revenues from the Noble Paul Romano following the commencement in October 2016 of a contract extension at a reduced dayrate. During the fourth quarter, the Company recognized partial impairments for the semisubmersible rigs Noble Dave Beard, Noble Amos Runner and Noble Clyde Boudreaux, while full impairments were taken for the semisubmersible rigs Noble Max Smith and Noble Homer Ferrington. Both rigs have been retired from service, reducing the Company’s floating rig fleet to 14 units.

The Company’s jackup rig fleet recorded utilization in the fourth quarter of 86 percent compared to 80 percent in the previous quarter. The improvement was due to the startup of the Noble Lloyd Noble and commencement of contracts on the Noble Regina Allen and Noble Houston Colbert offshore the North Sea and Middle East, respectively, following periods of idle time. Utilization in the quarter was also supported by fewer shipyard days for the Noble Alan Hay. Partially offsetting the improvement were idle days on the Noble Tom Prosser following the completion of a contract offshore Australia early in the third quarter of 2016. Average daily revenues in the fourth quarter, excluding the contract termination lump sum settlement, were $108,900 compared to $109,400 in the previous quarter.

At December 31, 2016, the Company’s contract backlog totaled $3.3 billion. The reduction in backlog contemplates the previously disclosed agreement with Shell pertaining to contract amendments for the Noble Bully II, Noble Globetrotter I and Noble Globetrotter II. An estimated $2.3 billion of the backlog total relates to the floating rig fleet and $1.0 billion to the jackup rig fleet. Approximately 52 percent of the available rig operating days in 2017 are committed to contracts, including 33 percent of the floating rig fleet and 71 percent of the jackup fleet. In 2018, 32 percent of available operating days are committed to contracts, including 29 percent and 36 percent of the floating and jackup rigs days, respectively. The estimates of total backlog and available operating days committed to contracts in the jackup fleet excludes the recently announced five-year contract extensions for the Noble Roger Lewis and Noble Scott Marks. The contract extensions add approximately $581 million to the contract backlog, while available operating days committed to contracts in the jackup fleet increase to 80 percent and 50 percent in 2017 and 2018, respectively.

Outlook

Williams concluded by acknowledging the success of some recent events while noting the importance of remaining operationally focused. He said, “Over the past two-plus years our efforts have been heavily concentrated on operating efficiency as we managed through a historically difficult cyclical downturn. Our efforts have paid off, allowing us to complete another year with positive free cash flow from operations following our strong operational performance. This achievement is supported by our lower-trending fleet downtime, successful cost management initiatives and strong safety results. The contract amendments announced in the fourth quarter for three of our drillships provide much improved clarity with respect to future cash flow generation. At the same time, our recent issuance of senior unsecured notes represents another successful step in maintaining a solid capital structure. Collectively, these actions provide a predictable level of cash flow and a more manageable debt maturity profile that should provide a smoother pathway through the next phase of this cycle.

“Our industry continues to experience weakness, but Noble’s strong base of revenue, which totals more than $1.0 billion in 2017, along with further reductions in contract drilling costs and capital expenditures, should result in another year of positive free cash flow. We will dedicate 2017 to building on our previous accomplishments, strengthening our competitive position for the future. Also, it is not too early to turn an eye toward industry recovery. Although more time will be required before obvious measures of fundamental improvement emerge, we believe Noble will remain successful through the inevitable upturn by virtue of a strong operating foundation and strategic flexibility, afforded by our excellent operational performance, a modern, versatile and well-positioned fleet, our strong contract coverage and a solid balance sheet and strong liquidity.”

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 28 offshore drilling units, consisting of 14 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, capital allocation strategies, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble also has scheduled a conference call and webcast related to its fourth quarter and full year 2016 results on Friday, February 10, 2017, at 8:00 a.m. U.S. Central Standard Time. Interested parties are invited to listen to the call by dialing 1-877-201-0168, or internationally 1-647-788-4901, using access code: 21882644, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Friday, February 10, 2017, beginning at 11:00 a.m. U.S. Central Standard Time, through Friday, March 10, 2017, ending at 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 21882644. The replay will also be available on the Company’s Website following the end of the live call.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating revenues
Contract drilling services	$400,879	$837,129	$2,242,200	$3,261,610
Reimbursables	9,160	20,555	59,432	90,642
Other	117	—	433	—

	410,156	857,684	2,302,065	3,352,252

Operating costs and expenses
Contract drilling services	176,810	298,505	879,438	1,232,529
Reimbursables	6,053	14,684	45,499	70,276
Depreciation and amortization	155,160	160,392	611,067	634,305
General and administrative	14,912	15,285	69,258	76,843
Loss on impairment	1,442,133	418,298	1,458,749	418,298

	1,795,068	907,164	3,064,011	2,432,251

Operating income (loss)	(1,384,912)	(49,480)	(761,946)	920,001

Other income (expense)
Interest expense, net of amount capitalized	(55,940)	(52,658)	(222,915)	(213,854)
Gain on extinguishment of debt, net	6,748	—	17,814	—
Interest income and other, net	1,461	(799)	18	36,286

Income (loss) before income taxes	(1,432,643)	(102,937)	(967,029)	742,433
Income tax benefit (provision)	149,473	(34,591)	109,156	(159,232)

Net income (loss)	(1,283,170)	(137,528)	(857,873)	583,201
Net income attributable to noncontrolling interests	(19,680)	(14,713)	(71,707)	(72,201)

Net income (loss) attributable to Noble Corporation plc	$(1,302,850)	$(152,241)	$(929,580)	$511,000

Per share data:
Basic	$(5.36)	$(0.63)	$(3.82)	$2.06
Diluted	$(5.36)	$(0.63)	$(3.82)	$2.06

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$725,722	$512,245
Accounts receivable	319,152	498,931
Prepaid expenses and other current assets	147,740	229,442

Total current assets	1,192,614	1,240,618

Property and equipment, at cost	12,364,888	14,056,323
Accumulated depreciation	(2,302,940)	(2,572,700)

Property and equipment, net	10,061,948	11,483,623

Other assets	185,555	141,404

Total assets	$11,440,117	$12,865,645

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$299,882	$299,924
Accounts payable	108,224	223,221
Accrued payroll and related costs	48,383	81,464
Other current liabilities	176,804	258,975

Total current liabilities	633,293	863,584

Long-term debt	4,040,229	4,162,638
Other liabilities	299,150	417,193

Total liabilities	4,972,672	5,443,415

Commitments and contingencies

Equity
Total shareholders’ equity	5,758,681	6,699,229
Noncontrolling interests	708,764	723,001

Total equity	6,467,445	7,422,230

Total liabilities and equity	$11,440,117	$12,865,645

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	December 31,
	2016	2015
Cash flows from operating activities
Net income (loss)	$(857,873)	$583,201
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	611,067	634,305
Loss on impairment	1,458,749	418,298
Gain on extinguishment of debt, net	(17,814)	—
Other changes in operating activities	(65,847)	126,547

Net cash from operating activities	1,128,282	1,762,351

Cash flows from investing activities
New construction	(435,064)	(52,522)
Other capital expenditures	(202,428)	(345,082)
Capitalized interest	(22,433)	(24,940)
Other investing activities	(10,006)	(9,993)

Net cash from investing activities	(669,931)	(432,537)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	—	(1,123,495)
Issuance of senior notes	980,100	1,092,728
Debt issuance costs on senior notes and credit facilities	(12,111)	(16,070)
Repayment of long-term debt	(300,000)	(350,000)
Early repayment of long-term debt	(749,338)	—
Premiums paid on early repayment of long-term debt	(24,649)	—
Dividend payments	(47,534)	(315,534)
Dividends paid to noncontrolling interests	(85,944)	(71,504)
Repurchases of shares	—	(100,630)
Other financing activities	(5,398)	(1,574)

Net cash from financing activities	(244,874)	(886,079)

Net change in cash and cash equivalents	213,477	443,735
Cash and cash equivalents, beginning of period	512,245	68,510

Cash and cash equivalents, end of period	$725,722	$512,245

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended December 31,						Three Months Ended September 30,
	2016			2015			2016
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$400,879	$—	$400,879	$837,129	$—	$837,129	$373,257	$—	$373,257
Reimbursables	9,160	—	9,160	18,510	2,045	20,555	11,733	—	11,733
Other	117	—	117	—	—	—	163	—	163

	$410,156	$—	$410,156	$855,639	$2,045	$857,684	$385,153	$—	$385,153

Operating costs and expenses
Contract drilling services	$176,810	$—	$176,810	$298,505	$—	$298,505	$207,204	$—	$207,204
Reimbursables	6,053	—	6,053	12,590	2,094	14,684	9,142	—	9,142
Depreciation and amortization	149,335	5,825	155,160	154,781	5,611	160,392	149,398	5,844	155,242
General and administrative	14,912	—	14,912	15,285	—	15,285	15,773	—	15,773
Loss on impairment	1,442,133	—	1,442,133	405,512	12,786	418,298	—	—	—

	$1,789,243	$5,825	$1,795,068	$886,673	$20,491	$907,164	$381,517	$5,844	$387,361

Operating income (loss)	$(1,379,087)	$(5,825)	$(1,384,912)	$(31,034)	$(18,446)	$(49,480)	$3,636	$(5,844)	$(2,208)

Operating statistics
Jackups:
Average Rig Utilization	86%			82%			80%
Operating Days	1,050			979			954
Average Dayrate (1)	$124,470			$145,283			$109,387

Semisubmersibles:
Average Rig Utilization	13%			67%			13%
Operating Days	92			496			92
Average Dayrate	$166,253			$315,459			$293,269

Drillships:
Average Rig Utilization	73%			99%			70%
Operating Days	537			800			517
Average Dayrate (2)	$474,462			$672,972			$467,949

Total:
Average Rig Utilization	62%			83%			59%
Operating Days	1,679			2,275			1,563
Average Dayrate (1)(2)	$238,704			$367,953			$238,869

(1)	The fourth quarter of 2016 includes the contract cancellation of the Noble Tom Prosser. Exclusive of this item, the average dayrate for the fourth quarter of 2016 would have been $108,880 and $228,954 for jackups and the total fleet, respectively.
(2)	Includes dayrate portion of the settlement of the Noble Discoverer contract cancellation with Shell during the fourth quarter of 2015. Exclusive of the settlement, the average dayrate for the fourth quarter of 2015 would have been $492,242 and $304,412 for drillships and the total fleet, respectively.

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Numerator:
Basic
Net income (loss) attributable to Noble Corporation plc	$(1,302,850)	$(152,241)	$(929,580)	$511,000
Earnings allocated to unvested share-based payment awards (1)	—	—	—	(11,208)

Net income (loss) to common shareholders - basic	$(1,302,850)	$(152,241)	$(929,580)	$499,792

Diluted
Net income (loss) attributable to Noble Corporation plc	$(1,302,850)	$(152,241)	$(929,580)	$511,000
Earnings allocated to unvested share-based payment awards (1)	—	—	—	(11,208)

Net income (loss) to common shareholders - diluted	$(1,302,850)	$(152,241)	$(929,580)	$499,792

Denominator:
Weighted average number of shares outstanding - basic	243,238	241,974	243,127	242,146
Incremental shares issuable from assumed exercise of stock options (1)	—	—	—	—

Weighted average number of shares outstanding - diluted	243,238	241,974	243,127	242,146

Weighted average unvested share-based payment awards	—	—	—	5,430

Earnings (loss) per share
Basic	$(5.36)	$(0.63)	$(3.82)	$2.06
Diluted	$(5.36)	$(0.63)	$(3.82)	$2.06

(1)	The effect of unvested shares and stock options is not included in the computation of diluted shares for periods in which a net loss occurs, because to do so would be anti-dilutive.

Non-GAAP Reconciliation

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on February 9, 2017, and discussed in the related conference call on February 10, 2017, are appropriate measures of the continuing and normal operations of the Company:

(i) In the first quarter of 2016, a discrete tax item;

(ii) In the second quarter of 2016, the Noble Sam Croft and Noble Tom Madden contract cancellations with Freeport-McMoRan Inc. and its subsidiary, Freeport-McMoRan Oil & Gas (“Freeport”), including the contract termination date valuation of a derivative instrument pertaining to future contingent payments from Freeport, the early retirement of debt in connection with the Company’s tender offers on its Senior Notes due in 2020 and 2021, the impairment of certain capital spares and second quarter discrete tax items;

(iii) In the fourth quarter of 2016, the contract cancellation of the Noble Tom Prosser with Quadrant Energy, the impairment of five of our rigs and certain other capital spares, the early retirement of debt in connection with the Company’s tender offers on its Senior Notes due in 2020, 2021 and 2022 and a fourth quarter discrete tax item;

(iv) In the third quarter of 2015, the recognition of proceeds of the Noble Homer Ferrington arbitration award; and

(v) In the fourth quarter of 2015, the settlement of the Noble Discoverer contract cancellation with Shell and the impairment of two of our rigs, certain capital spare equipment and certain corporate assets.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following Non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP MEASURES

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended, December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Reconciliation of total revenue
Contract drilling services revenue	$400,879	$837,129	$2,242,200	$3,261,610
Reimbursables	9,160	20,555	59,432	90,642
Other	117	—	433	—

Total revenue	$410,156	$857,684	$2,302,065	$3,352,252

Adjustments
Noble Homer Ferrington arbitration award	—	—	—	(136,406)
Noble Discoverer cancellation agreement	—	(144,562)	—	(144,562)
Noble Tom Prosser cancellation agreement	(16,375)	—	(16,375)	—
Cancellations with Freeport:
Contractual items	—	—	(379,143)	—
Termination date valuation of contingent payments	—	—	(13,900)	—

Total Adjustments	(16,375)	(144,562)	(409,418)	(280,968)

Adjusted total revenue	$393,781	$713,122	$1,892,647	$3,071,284

	Three Months Ended, December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Reconciliation of Income tax provision
Income tax benefit (provision)	$149,473	$(34,591)	$109,156	$(159,232)

Adjustments
Noble Homer Ferrington arbitration award	—	—	—	(27,285)
Noble Discoverer cancellation agreement	—	(111)	—	(111)
Noble Tom Prosser cancellation agreement	(334)	—	(334)	—
Cancellations with Freeport:
Contractual items	—	—	(32,035)	—
Termination date valuation of contingent payments	—	—	(1,211)	—
Loss on impairment	144,103	—	145,551	—
Debt retirement	762	—	(202)	—
Discrete tax items	8,472	—	13,985	—

Total Adjustments	153,003	(111)	125,754	(27,396)

Adjusted income tax provision	$(3,530)	$(34,480)	$(16,598)	$(131,836)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Reconciliation of net income (loss) attributable to Noble Corporation plc
Net income (loss) attributable to Noble Corporation plc	$(1,302,850)	$(152,241)	$(929,580)	$511,000

Adjustments
Noble Homer Ferrington arbitration award	—	—	—	(149,368)
Noble Discoverer cancellation agreement	—	(139,821)	—	(139,821)
Noble Tom Prosser cancellation agreement	(16,041)	—	(16,041)	—
Cancellations with Freeport, net of tax:
Contractual items	—	—	(335,578)	—
Termination date valuation of contingent payments	—	—	(12,689)	—
Loss on impairment	1,298,030	418,298	1,313,198	418,298
Gain on extinguishment of debt, net of tax	(7,510)	—	(17,612)	—
Discrete tax items	(8,472)	—	(13,985)	—

Total Adjustments	1,266,007	278,477	917,293	129,109

Adjusted net income (loss) attributable to Noble Corporation plc	$(36,843)	$126,236	$(12,287)	$640,109

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Reconciliation of diluted EPS
Unadjusted diluted EPS	$(5.36)	$(0.63)	$(3.82)	$2.06
Noble Homer Ferrington arbitration award	—	—	—	(0.60)
Noble Discoverer cancellation agreement	—	(0.58)	—	(0.56)
Noble Tom Prosser cancellation agreement	(0.07)	—	(0.07)	—
Cancellations with Freeport, net of tax:
Contractual items	—	—	(1.38)	—
Termination date valuation of contingent payments	—	—	(0.05)	—
Loss on impairment	5.34	1.73	5.40	1.69
Gain on extinguishment of debt, net of tax	(0.03)	—	(0.07)	—
Discrete tax items	(0.03)	—	(0.06)	—

Adjusted diluted EPS	$(0.15)	$0.52	$(0.05)	$2.59